Exhibit 12.1

[Letterhead of Tollefsen Business Law P.C.]

**, 2019

Board of Directors

Direct Communication Solutions, Inc.

17150 Via Del Campo Ste. 200

San Diego, CA 92127

Re: Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Direct Communication Solutions, Inc., a Delaware corporation (the “Company”), in connection with its filing of an Offering Statement on Form 1-A (as amended or supplemented, the “Offering Statement”) pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of (i) up to 1,725,000 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) (including up to 225,000 shares subject to an over-allotment option granted to Industrial Alliance Securities Inc. (the “Agent”) by the Company, as described in the Offering Statement), (ii) up to 138,000 warrants issuable to the Agent as compensation warrants (the “Warrants”) by the Company, and (iii) shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(1) The Common Stock, when issued, delivered and paid for as described in the Offering Statement, will be validly issued, fully paid and non-assessable.

(2) The Warrants, when duly executed by the Company and duly delivered to the Agent as described in the Offering Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(3) The Warrant Shares, when issued, delivered and paid for pursuant to the terms of the Warrants and as described in the Offering Statement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement, and to the reference to our firm under the heading “Legal Matters” in the Offering Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

TOLLEFSEN BUSINESS LAW PC